REVISED AMENDMENT NO. 1 TO
                       AGREEMENT FOR THE SALE AND PURCHASE
                          OF ELECTRIC POWER AND ENERGY
                                     between
                       CHUGACH ELECTRIC ASSOCIATION, INC.
                                     and the
                                 CITY OF SEWARD


The parties hereby agree to amend the contract as follows:

1.   The term of this agreement shall be extended to January 31, 2006.
2. This amendment is contingent on approval by the Seward City Council and approval by the Chugach Board of Directors to the extent such approvals are required by those bodies.
3. This amendment shall be effective on the date approved by the Regulatory Commission of Alaska (RCA).
4. Within two weeks after the latter of the two approvals set out in paragraph 2, above, the parties shall jointly submit an appropriate filing requesting interim and permanent approval of this Amendment by the RCA.
5. If the RCA issues a final decision denying permanent approval of this Amendment or approving the Amendment subject to exceptions or modifications, the parties shall, within 60 days of such order, attempt in good faith to renegotiate this Amendment so as to accomplish as nearly as possible the original intent of this Amendment and return the Parties as nearly as possible to the position they would have enjoyed had approval been granted without modification. If the parties are unable to agree to a renegotiated Amendment, either Party may terminate performance under this Amendment upon 30 days prior notice. While this Amendment is pending RCA approval and during the aforementioned 60 day renegotiation period, the Parties shall not incur any new power supply or power purchase obligations which materially diminish that party's future ability to perform its power supply or power purchase obligations as set forth in this Amendment and the wholesale power agreement which it amends.
6. In accordance with the Parties current practice under the Agreement, the monthly fuel and purchased power costs described in Attachment C to the Agreement are subject to adjustment as needed to fairly allocate fuel and purchased power costs to Seward. This adjustment shall be consistent with charges approved by the RCA for inclusion in rates of Chugach's other customers which are charged under Chugach's fuel surcharge adjustment process. These adjustments allowed by the RCA in the fuel surcharge adjustment process may result from but are not limited to such things as natural gas tax or royalty pass-through adjustments, revisions to operating results, revised fuel and other invoices, economy billings, adjustments resulting from the difference between interim and final rates and calculation errors.
7. Seward agrees that during the term of this Agreement, any agreement by Seward for the sale of its electric utility or any portion of it or any rights to serve customers on the Seward side of the Delivery Points to another public utility (or any other entity) will not interfere with this contract or materially impair Chugach's rights under this Agreement (including the pricing terms) relating to electric power sold by Chugach for use by customers on the Seward side of the Delivery Points.
8. Seward and Chugach were made aware of certain Commission staff concerns about approval of the full proposed contract term in light of Chugach's general rate case due to be filed June 30, 2001 (hereinafter "General Rate Case"). To address these concerns, Seward and Chugach have agreed on the following additions to this Amendment No. 1 and on this basis the Commission approved the contract conditioned on the revisions stated below:
     a) After the Commission has made a final decision in Chugach's General Rate Case, the rate terms of this contract shall be re-opened as set out below.
     b) The fixed rate provided for in this amendment will be in effect until the effective date of the new permanent rates that are established by the final order issued in Chugach's General Rate Case. On that effective date, Seward will begin paying the rates that result from applying the 1/3 demand charge reduction to the new fully allocated costs approved in Chugach's General Rate Case.
     c) Within 60 days of the final order of the Commission in the General Rate Case, Seward may make one of the following three choices:
          1. Continue with the contract adjusted using the same methodology adopted in the General Rate Case so that the 1/3 demand reduction is applied to the new fully allocated rate based on the General Rate Case outcome;
          2. Negotiate a new contract with Chugach and file it with the Commission for approval as a special contract; or
          3. Give notice to Chugach that the contract is terminated effective 12 months from the effective final order of the Commission in the General Rate Case.
The above options will not be tolled by any appeal of the final General
Rate Case decision.


THE CITY OF SEWARD                          CHUGACH ELECTRIC ASSOCIATION, INC.



By /s/ W. S. Janke                                   By  /s/ Eugene N. Bjornstad
   ---------------                                      ------------------------
City Manager                                         Eugene N. Bjornstad
                                                     General Manager

Date: May 14, 2001                                   Date: May 9, 2001
      ------------                                         -----------



ATTEST



/s/ Patrick Reilly
Patrick Reilly, City Clerk